Exhibit 99.1

TURBO ENERGY, S.A.

AUDIT COMMITTEE CHARTER

The Purpose of the Audit Committee

The purpose of the Audit Committee of Turbo Energy, S.A., a corporation organized under the laws of the Kingdom of Spain (together with its subsidiaries and affiliated entities, the “Company”) is to represent and assist the Board of Directors (the “Board”) in its general oversight of the Company’s accounting and financial reporting processes, audits of the financial statements, and internal control and audit functions. Management is responsible for (a) the preparation, presentation and integrity of the Company’s financial statements; (b) accounting and financial reporting principles; and (c) the Company’s internal controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations. The Company’s independent auditing firm is responsible for performing an independent audit of the consolidated financial statements in accordance with the international financial reporting standards or the generally accepted auditing standards.

The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditor. Consequently, it is not the duty of the Audit Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with the international financial reporting standards or the generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. The Audit Committee serves a Board level oversight role where it oversees the relationship with the independent auditor, as set forth in this Charter, receives information and provides advice, counsel and general direction, as it deems appropriate, to management and the auditors, taking into account the information it receives, discussions with the auditor, and the experience of the Audit Committee’s members in business, financial and accounting matters.

Membership and Structure

Membership and Structure. The Audit Committee shall consist of no fewer than three (3) directors. The Audit Committee members shall be elected annually by the Board for terms of one (1) year, or until their successors shall be duly elected and qualified.

Qualifications. All Audit Committee members shall meet all applicable independence requirements of the rules of the Nasdaq Stock Market and any successor thereto (“Nasdaq”) and of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the exemptions provided in Rule 10A-3(c) under the Exchange Act, and other applicable rules and regulations of the SEC. Additionally, after listing on Nasdaq, no member of the Audit Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the preceding three (3) years. All members of the Audit Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement.

Chairman. Unless the Chairman of the Audit Committee (the “Chairman”) is elected by the full Board, the Committee members may designate a Chairman.

Resignation, Removal and Replacement. Any director may resign from the Audit Committee at any time upon notice of such resignation to the Company. An independent director who ceases to be independent shall promptly resign to the extent required for the Company to comply with applicable laws, rules and regulations. The Board shall have the power at any time to remove a member of the Audit Committee with or without cause, to fill all vacancies, and to designate alternate members, upon the recommendation of the Audit Committee, to replace any absent or disqualified members.

Financial Expert. As a matter of best practices, the Audit Committee will endeavor to have at least one of its members with the requisite qualifications to be designated by the Board as an “audit committee financial expert,” as such term is defined by Item 407(d)(5) of Regulation S-K. The Audit Committee shall report to the Board for further action as appropriate, including, but not limited to, a determination by the Board that the Audit Committee membership includes or does not include one or more “audit committee financial experts” and any related disclosure to be made concerning this matter. The designation of a member of the Audit Committee as an “audit committee financial expert” will not increase the duties, obligations or liability of the designee as compared to the duties, obligations and liability imposed on the designee as a member of the Audit Committee and of the Board.

Operations

The Audit Committee meets in person or telephonically at least twice a year. Additional meetings may occur as the Audit Committee or its Chair deems advisable. The Audit Committee may take action by unanimous written consent in lieu of meeting. The Audit Committee will cause adequate minutes of all its proceedings to be kept, and will report on its actions and activities at the next regular meeting of the Board of Directors of the Company. The Audit Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Audit Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board of Directors of the Company. The Audit Committee is authorized to adopt its own rules of procedure not inconsistent with any provision of this Charter, the Company’s articles of incorporations and bylaws, as amended and restated from time to time, or any applicable law.

Authority

The Audit Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Audit Committee shall have the authority to engage independent legal, accounting and other advisers, as it determines necessary to carry out its duties. The Audit Committee shall have sole authority to approve related fees and retention terms. Any communications between the Audit Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Audit Committee will take all necessary steps to preserve the privileged nature of those communications.

Responsibilities

The principal responsibilities and functions of the Audit Committee are as follows:

1. Direct responsibility for the appointment, termination, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the auditors regarding financial reporting), who shall report directly to the Audit Committee.

2. Obtain and review annually a report by the independent auditor describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality- control review or peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

3. Review and discuss with the independent auditor the written statement from the independent auditor concerning any relationship between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor, and, based on such review, assess the independence of the auditor.

4. Establish policies and procedures for the review and pre-approval by the Audit Committee of all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed by the independent auditor.

5. Review and discuss with the independent auditor (a) its audit plans and audit procedures, including the general audit approach, scope, staffing, fees and timing of the audit, (b) the results of the annual audit examination and accompanying management letters, and (c) the results of the independent auditor’s procedures with respect to interim periods.

6. Review and discuss reports from the independent auditor on (a) all critical accounting policies and practices used by the Company, (b) alternative accounting treatments within the international financial reporting standards or the U.S. generally accepted accounting principles related to material items that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the independent auditor, and (c) other material written communications between the independent auditor and management.

7. Review and discuss with the independent auditor the independent auditor’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such further matters as the independent auditors present the Audit Committee under the international financial reporting standards or the generally accepted auditing standards.

8. Review and discuss with management and the independent auditor quarterly earnings press releases (if any), including the interim financial information and business discussion included therein, review and discuss with management and independent auditor the unaudited quarterly or interim financial statements and the management discussion and analysis in the quarterly or the semi-annual report, if any, and review and discuss with management and independent auditor the year-end audited financial statements and management discussion and analysis and, if deemed appropriate, recommend to the Board of Directors that the audited financial statements be included in the annual report for the year.

9. Review and discuss with management and the independent auditor various topics and events that may have significant financial impact on the Company or that are the subject of discussions between management and the independent auditors.

10. Review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

11. Review and approve related-party transactions (as defined in Item 404 of Regulation S-K).

12. Review and discuss with management, the independent auditor, and the Company’s chief internal auditor (a) the adequacy and effectiveness of the Company’s internal controls (including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the independent auditor or management), (b) the Company’s internal audit procedures, and (c) the adequacy and effectiveness of the Company’s disclosure controls and procedures, and management reports thereon.

13. Review annually with the chief internal auditor the scope of the internal audit program, and review annually the performance of both the internal audit group and the independent auditor in executing their plans and meeting their objectives.

14. Review and concur in the appointment, replacement, reassignment, or dismissal of any chief internal auditor of the Company.

15. Review the use of auditors other than the independent auditor in cases such as management’s request for second opinions.

16. Review matters related to the corporate compliance activities of the Company.

17. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

18. Establish policies for the hiring of employees and former employees of the independent auditor.

19. Prepare any report of the Audit Committee, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission or any exchange on which the Company’s securities are listed to be included in any annual report or for any annual or other meetings of shareholders.

20. Periodically review with the Company’s in-house and independent counsel any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and any material reports or inquiries received from regulators or governmental agencies.

21. Review and approve the Company’s Code of Ethics, as it may be amended and updated from time to time, and ensure that management has implemented a compliance program to enforce such Code (which shall include reporting of violations of such Code to the Audit Committee).

22. Review reported violations of the Company’s Code of Ethics.

23. Review and approve (a) any change or waiver in the Company’s Code of Ethics for principal executives and senior financial officers and (b) any disclosures made on the Company’s filings with the Securities and Exchange Commission regarding such change or waiver.

24. Engage in an annual self-assessment with the goal of continuing improvement, and annually review and reassess the adequacy of this Charter, and recommend any changes to the full Board of Directors.

25. Exercise such other powers and perform such other duties as may from time to time be delegated to the Audit Committee by the Board.